EXHIBIT 10.1

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 10, 2015 (the “Effective Date”), by and between Euramax International, Inc., a Delaware corporation (the “Company”) and Richard Brown (the “Executive”) (each of the Company and the Executive, a “Party,” and collectively, the “Parties”).
WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company and wishes to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as President and Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:
Section 1.Employment.
1.    Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, and such other members of the “Company Group” (as defined in Section 5 below) as the Board of Directors of Euramax Holdings, Inc. (the “Board”) shall determine, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least one hundred and twenty (120) days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”
2.    Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, and shall report directly to the Board. In the Executive’s position as President and Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Board. The Executive’s principal place of employment during the Employment Period shall be the Company’s headquarters in Norcross, Georgia. However, the Executive will not be required to move his primary residences from Florida and/or North Carolina. During the Employment Period, the Executive shall serve as a member of the Board, subject to shareholder approval.
3.    Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company Group, and shall faithfully serve the Company Group, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company Group and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises (other than Sun Capital or any affiliated entity), provided that such service is approved in advance by the Board, which approval shall not be unreasonably withheld, (c) serve on the board of directors of any entity set forth on Exhibit A and as determined by the Board from time to time on a case-by-case basis, or (d) manage his personal investments, in each case so long as any such activities do not (i) violate the terms of this Agreement (including Section 4) or (ii) interfere with the Executive’s duties and responsibilities to the Company Group.
Section 2.Compensation.

EXHIBIT 10.1

1.    Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a base salary at an annual rate of $700,000, payable in accordance with the Company’s standard payroll practices, but no less frequently than monthly (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.
2.    Annual Bonus. For each calendar year ending during the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Euramax Incentive Compensation Plan or such other bonus plan (the “Bonus Plan”) approved by the Board (or a committee thereof), in each case in accordance with the terms of such Bonus Plan. Except as otherwise provided herein, the Executive shall participate in the Bonus Plan on the same terms as other members of senior management of the Company and shall be eligible to earn an Annual Bonus for each calendar year that ends during the Term of the Agreement, subject to the achievement of performance targets to be set on an annual basis by the Compensation Committee of the Board. The Executive’s target Annual Bonus opportunity for each calendar year that ends during the Term shall equal one hundred percent (100%) of the Executive’s Base Salary, with a bonus opportunity ranging from 70% of Base Salary to 200% of Base Salary, based on various levels of achievement of performance. The Executive shall receive an Annual Bonus equal to (a) 70% of the Base Salary if 85% of each performance target is achieved, (b) not less than 71% but not more than 99% of Base Salary if more than 85% but less than 100% of each performance target is achieved (with the amount of payment within that range to be determined in the discretion of the Board), (c) 100% of the Base Salary if 100% of the performance targets are achieved, (d) 101-199% of Base Salary if more than 100% but less than 125% of each performance target is achieved (with the amount of payment within that range to be determined in the discretion of the Board), or (e) 200% of the Base Salary for performance at or above 125% of the performance target. Notwithstanding the foregoing, the Executive shall be entitled to an Annual Bonus in respect of 2015 of no less than 70% of Base Salary (pro-rated from the Effective Date through December 31, 2015) (but otherwise subject to the terms of the Bonus Plan). Any Annual Bonus for a calendar year (including any minimum guaranteed Annual Bonus for 2015) shall be paid during the following calendar year, as soon as administratively practicable after the Company’s audited financial statements are available for the bonus year, but in no event later than December 31 of the payment year. Notwithstanding the foregoing, the Executive shall be entitled to an Annual Bonus for a calendar year only if the executive is employed on the date the Annual Bonus is paid.
3.    Signing Bonus. The Company shall pay the Executive a lump sum cash bonus in the amount of $50,000 within 30 days following the Effective Date of the Agreement.
4.    Equity. Pursuant to a Company equity incentive plan in effect as of the date of grant (the “Equity Plan”), the Company shall grant the Executive seven-thousand two hundred and twenty-four (7,224) shares of restricted Common Stock of the Company, $1 par value per share (the “Restricted Stock”), subject to the terms and conditions set forth herein and in the applicable Equity Plan and applicable restricted stock agreement (the “Restricted Stock Agreement”) by January 15, 2016, subject to shareholder approval, which the Company shall make commercially reasonable efforts to obtain. The Restricted Stock to be granted pursuant to this Agreement shall vest as follows: (i) 25% of the aggregate number of shares of Restricted Stock (rounded down to the nearest whole share) shall vest on each of the first, second and third anniversaries of the Effective Date and (ii) the remaining number of such shares of Restricted Stock shall vest on the fourth anniversary of the Effective Date, in each case subject to the Executive’s continued employment with the Company or the Company Group until such vesting event. Notwithstanding the foregoing, in the event of a Change in Control of the Company (as such term is defined in the Restricted Stock Agreement), such Restricted Stock shall become fully vested on the closing date of the Change in Control, subject to the Executive’s continued employment with the Company or the Company Group until such Change in Control. The Company shall use commercially reasonable efforts to obtain the shareholder approval described in this Section 2.4 as soon as reasonably practicable following the Effective Date. If the Company is not able to obtain such approval, the Company and the Executive agree to negotiate

EXHIBIT 10.1

in good faith a phantom stock arrangement (payable in cash or stock, in the Company’s discretion) intended to substantially replicate the terms of the Restricted Stock grant with the terms and conditions of such arrangement to be established and set forth in writing no later than January 1, 2016 (a “Phantom Stock Arrangement”). Capitalized terms used and not defined in this Section 2.4 shall have the meanings ascribed to them in the Plan.
5.    Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such group health and other group insurance and other group employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.
6.    Paid Time Off. During the Employment Period, the Executive shall be entitled to twenty (20) days of paid time off per calendar year, in addition to Company holidays, to be taken and carried over in accordance with the Company’s paid time off policy in effect from time to time.
7.    Business Expenses. The Company shall pay, or reimburse the Executive, upon presentation of appropriate documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. Such expenses may include reasonable and customary travel in the performance of the Executive’s duties hereunder, but shall not include the cost of travel from the Executive’s residence (primary of otherwise) to the Company’s headquarters in Georgia.
8.    Housing and Travel Allowance. The Company shall pay, or reimburse the Executive, upon presentation of appropriate documentation, for reasonable costs incurred for temporary housing for a maximum period of one hundred twenty (120) days during the remainder of 2015, in such amounts as approved by the Board. The Company shall reimburse the Executive, upon prompt presentation of appropriate documentation, for reasonable expenses up to $150,000 for relocating his primary residence to the Atlanta, Georgia area, provided that the relocation occurs and the expenses are incurred no later than November 30, 2016 and provided further, that such reimbursements payments shall be made no earlier than January 1, 2016 and no later than December 31, 2016.
9.    Legal Fees. The Company shall pay or reimburse the Executive up to a maximum of $10,000 for the legal fees incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by Executive’s counsel as soon as administratively feasible after the Effective Date, but no later than December 31, 2015.
Section 3.Employment Termination.
1.    Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 30 days notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the date of termination, (b) unused paid time off (consistent with Section 2.6 hereof) paid out at the per-business-day Base Salary rate, (c) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (d) any unreimbursed expenses in accordance with Section 2.7 and 2.8 hereof (collectively, the “Accrued Amounts”). The Accrued Amounts described in Section 3.1(a), (b) and (d) shall by paid to the Executive within 30 days following the Termination Date (or, if later, following the Executive’s presentation of supporting documentation for unreimbursed expenses in accordance with Section 2.7 or 2.8).
2.    Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (a) by the Company other than for Cause, death or Disability or (b) by the Executive for Good Reason, in addition to

EXHIBIT 10.1

the Accrued Amounts, (i) the Executive shall be entitled to continuation of the Base Salary at the rate in effect immediately prior to the Termination Date for 12 months following the Termination Date paid in accordance with the Company’s normal payroll practices, but no less frequently than monthly (the “Base Salary Continuation”); and (ii) if the Executive elects to continue group health coverage under any Company group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive for a portion of his COBRA premiums, such that his unreimbursed cost of COBRA premiums does not exceed the cost to the Executive of such health plan premiums immediately prior to termination, for a period of up to one year after his termination (or until he is no longer eligible for COBRA continuation, if sooner). Notwithstanding clause (ii) of the preceding sentence, such reimbursements for COBRA premiums shall not be made to the extent such payments would result in any additional tax or penalty to the Company under the Affordable Care Act or any other applicable law. In the event the group health coverage is self-insured, the Company shall include in the Executive’s gross income, the imputed value of the employer-subsidized COBRA premiums. The Executive shall be responsible for the full amount of COBRA premiums for any periods exceeding the time set forth above. In addition, in the event of a termination covered by this Section 3.2, the Executive shall be entitled to a lump sum payment equal to (A) the greater of (i) one hundred percent (100%) of his annual Base Salary or (ii) the Annual Bonus the Executive would have received for the year of termination if his employment had continued and the performance conditions achieved from January 1 of such year through his termination date would have continued to be met at the same rate through December 31 of such year, multiplied by (B) a fraction (i) the numerator of which is the number of days the Executive was employed during such termination year and (ii) the denominator of which is 365 (the “Bonus Severance”).
The Company’s obligations to pay the Base Salary Continuation, the Bonus Severance and COBRA premiums described above shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, the Base Salary Continuation shall be paid in equal installments commencing during the sixty (60) day period following the Termination Date, the Bonus Severance shall be paid during the sixty (60) day period following the Termination Date and the reimbursement of COBRA premiums shall be made after substantiation of such expenses; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and the period (if any) during which the Release can be revoked has expired within such sixty (60) day period; provided, further, that, if such sixty (60) day period begins in one calendar year and ends in another calendar year, to the extent required under Section 409A (as defined below), payment of the Base Salary Continuation installments, Bonus Severance and reimbursement of the COBRA premiums that otherwise would have been paid during that sixty (60) day period shall be accumulated and paid in the second calendar year after expiration of the period for revoking the Release (but within the specified sixty (60) day period).
3.    Voluntary Resignation by the Executive other than for Good Reason; Termination due to Death or Disability; Termination Due to, Upon or Following Non-Renewal of the Agreement. If (a) the Executive voluntarily terminates his employment at any time, other than for Good Reason, (b) if the Executive’s employment is terminated due to the Executive’s death or Disability or (c) if the Executive’s employment terminates due to, upon or following non-renewal of the Agreement by either Party in accordance with Section 1.1, then the Executive (or his estate) shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than the Accrued Amounts.
4.    Termination by the Company for Cause. If the Company terminates the Executive’s employment for Cause, then the Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than the Accrued Amounts.

EXHIBIT 10.1

5.    Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.
6.    Resignation from All Positions. Upon the termination of the Executive’s employment with the Company Group for any reason, the Executive shall resign, as of the Termination Date, from all positions he or she then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company Group. The Executive shall be required to execute such writings as are required to effectuate the foregoing.
7.    Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company Group.

Section 4.	Protection of the Company’s Confidential Information, Relationships With its Employees, Contractors, Customers and Vendors, and Intellectual Property.
4.1    Duty of Confidentiality. Executive agrees that during employment with the Company and for a period of two (2) years following the termination or resignation of Executive from employment with the Company, Executive shall not, directly or indirectly, divulge or make use of any Confidential Information of the Company other than in the performance of Executive’s duties for the Company. While employed by the Company, Executive shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of the Company. In the event that Executive becomes aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, Executive shall promptly notify the Company. This Agreement does not limit the remedies available to the Company under common or statutory law as to trade secrets or other types of confidential information, which may impose longer duties of non-disclosure.
4.2    Return of Property and Information. Executive agrees not to remove any Company property from Company premises, except when authorized by the Company. Executive agrees to return all Company property and information (whether confidential or not) within Executive’s possession or control within seven (7) calendar days following the termination or resignation of Executive from employment with the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company to Executive or which Executive has developed or collected in the scope of Executive’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Executive shall certify in writing that Executive has complied with this provision, and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Executive. Executive may only retain information relating the Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.
4.3    Assignment of Work Product and Inventions. Executive hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to Company and/or obtain patents, trademark registrations or copyrights belonging to Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical information or work product collected or developed by Executive, alone or with others, during the term of Executive's employment relating to the Company. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of Executive's employment. Executive agrees to advise the Company in writing of each invention that

EXHIBIT 10.1

Executive, alone or with others, makes or conceives during the term of Executive's employment and which relate to the Business of Company. Notwithstanding any provision of this Agreement, Executive shall not be required to assign, nor shall Executive be deemed to have assigned, any of Executive’s rights in any invention that Executive develops entirely on his own time without using Company’s equipment, supplies, facilities, or Trade Secrets, except for inventions that either: (1) relate, at the time that the invention is conceived or reduced to practice, to the Business of Company or to actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company on behalf of the Company. Inventions which Executive developed before Executive came to work for the Company, if any, are described in the attached Exhibit C, and excluded from this Section. The failure of the parties to attach any Exhibit C to this agreement shall be deemed an admission by Executive that Executive does not have any pre-existing inventions.
4.4    Non-Competition. Executive agrees that during the Restricted Period, and within the Restricted Territory, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, perform services on behalf of a Competing Business, and which are the same as or similar to those types of services conducted, authorized, offered, or provided by Executive to the Company within 24 months prior to Executive’s termination or resignation.
4.5    Non-Recruitment of Company Employees and Contractors. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company with whom Executive had Material Contact, to terminate or lessen such employment or contract with the Company.
4.6    Non-Solicitation of Company Customers. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit any actual or prospective customers of the Company with whom Executive had Material Contact, for the purpose of selling any products or services to such customers on behalf of a Competing Business.
4.7    Non-Solicitation of Company Vendors. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, solicit any actual or prospective Vendor of the Company with whom Executive had Material Contact, for the purpose of purchasing products or services to support a Competing Business.
4.8    Acknowledgements. Executive acknowledges and agrees that the provisions of Section 4 are reasonable as to time, scope and territory given the Company’s need to protect its Confidential Information and its relationships and goodwill with its customers, suppliers, employees and contractors, all of which have been developed at great time and expense to the Company. Executive represents that Executive has the skills and abilities to obtain alternative employment that would not violate these Restrictive Covenants in the event that Executive leaves employment with the Company, and that these Restrictive Covenants do not pose an undue hardship on Executive. Executive further acknowledges that Executive’s breach of any of the provisions of Section 4 would likely cause irreparable injury to the Company, and therefore entitle the Company to injunctive relief, in addition to any other remedies available in law or equity, without the necessity of posting a bond.
Section 5.Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
1.    “Business of Company” means providing manufactured building products to the construction industry.

EXHIBIT 10.1

2.    “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company Group, which creates or has the potential to create a material and adverse effect on the business, reputation or financial condition of the Company Group, and if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) the Executive’s willful refusal to substantially perform, or his willful failure to make good faith efforts to substantially perform, his material duties for the Company Group, which refusal or failure remains uncured for 30 days after he or she receives written notice from the Board demanding cure; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company Group, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company Group written notice of such failure. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.
3.    “Competing Business” means any person, business or subdivision of a business which substantially engages in the Business of Company, or which is actively planning to engage in the Business of Company, excluding subdivisions of a business, if any, which are unrelated to the Business of Company.
4.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
5.    “Company Group” shall mean, collectively, Holdings, the Company and their respective subsidiaries, successors and assigns.
6.    “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company or otherwise damaging to the Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of Company customers or potential customers, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such customers, (ii) the identity of Company vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) the terms and conditions upon which the Company employs its employees and independent contractors, (iv) marketing and/or business plans and strategies, (v) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (vi) technology used by the Company to provide its services, and (vii) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company; (ii) has been independently developed and disclosed by others; or (iii) which has otherwise entered the public domain through lawful means.
7.    “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period. If a dispute arises over whether Executive is unable, with or without reasonable accommodation, to perform the essential functions of his job, the Executive and the Company

EXHIBIT 10.1

may each select a qualified physician to perform an examination of Executive. If those two doctors do not agree, they shall select a third neutral and qualified physician, whose opinion regarding Executive’s disability or lack thereof shall be final.
8.    “Good Reason” shall mean one of the following has occurred without the Executive’s consent: (A) a material breach by the Company of this Agreement; (B) a material diminution in the Executive’s Base Salary, other than reductions that apply to senior executives of the Company generally; or (C) a material diminution in the Executive’s job duties, authority or responsibilities. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of intent to terminate employment for Good Reason and setting forth the conduct of the Company that constitutes Good Reason, within 90 days of the initial existence of the condition constituting Good Reason. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.
9.    “Holdings” shall mean Euramax Holdings, Inc., a Delaware corporation.
10.“Material Contact” means contact in person, by telephone, or by paper or electronic correspondence, and in furtherance of the business interests of the Company. Material Contact shall also exist when, in the course and scope of Executive’s employment with the Company, the Executive: (1) obtains Confidential Information about a customer or vendor, (2) supervises the efforts of others who have direct business-related contact with a customer or vendor, or (3) earns commissions or other compensation based on the provision of products or services by the Company to a customer. Provided, however, that Material Contact includes contact only within the last 24 months of Executive’s employment with the Company for purposes of any restrictions applicable after the Executive’s termination or resignation from employment.
11.“Restricted Period” means the period while Executive is employed by the Company and for 24 months following the termination or resignation of Executive from employment with the Company.
12.“Restricted Territory” means the countries of the United States of America, Canada, the United Kingdom, France and the Netherlands.
13.“Vendor” means any person or entity which provides products or services to the Company.
Section 6.Representations. The Executive represents and warrants that the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform her obligations under this Agreement.
Section 7.Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company and any other member of the Company Group, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. At the time of Executive’s termination or resignation, Company and Executive shall designate a member of the Board of Directors who shall be available to provide a neutral reference consisting of Executive’s title, dates of employment and compensation with the Company.
Section 8.Taxes.
1.    Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.
2.    Section 280G.

EXHIBIT 10.1

(a)Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code, or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
(b)It is possible that after the determinations and selections made pursuant to this Section 8.2 the Executive will receive 280G benefits that are, in the aggregate, either more or less than the amount provided under this Section 8.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 8.2 not been applied until the date of such payment.
3.    Section 409A.
(a)The Parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Employment Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”), or an exemption from Section 409A, such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The Parties agree to modify this Agreement, or the timing of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. Notwithstanding the foregoing, neither the Company, the Company Group nor any of their affiliates, nor any of their officers, directors, employees, agents or representatives shall be liable to the Participant (or his estate or beneficiaries) if any amounts payable pursuant to this Agreement or otherwise become subject to any additional tax, interest or penalties as a result of the application of Section 409A.
(b) The terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A and the date of the Executive’s “separation from service,” shall be

EXHIBIT 10.1

treated as the Executive’s Termination Date for purpose of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 3 hereof upon the termination of his employment and that is treated as a “deferral of compensation” within the meaning of Section 409A or as necessary to qualify for an exemption from Section 409A.
(c)In the case of any amounts that are payable to the Executive under this Agreement in the form of installment payments, the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.
(d)If the Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. The Parties intend that the Base Salary Continuation payments up to two times the dollar limit in effect under Section 401(a)(17) of the Code for the year in which the Executive’s separation from service occurs shall be exempt from Section 409A to the extent permitted under Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “two-times/two-year” exemption). In determining which installments of Base Salary Continuation are taken into account in applying the two-times/two-year exemption, any other exemptions from Section 409A (including, the short-term deferral exception, if applicable) shall be taken into account first and the immediately following installments shall then be applied toward the two-times/two-year exception (up to the applicable dollar limit).
(e)To the extent they constitute deferred compensation under Section 409A, the amount of expenses eligible for reimbursement hereunder, or in-kind benefits to be provided hereunder, during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Any such reimbursement of an eligible expense shall be made promptly after proper substantiation of such expense, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.
Section 9.Miscellaneous.
1.    Indemnification. To the extent provided in the By-Laws and Certificate of Incorporation of the Company, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that Holdings or the Company maintains for its directors and other officers in the same manner and on the same basis as the directors and other officers of the Company.
2.    Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such

EXHIBIT 10.1

right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
3.    Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except that (i) each member of the Company Group shall be a third-party beneficiary with respect to this Agreement, including, without limitation, Section 4, and (ii) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.
4.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or, (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Euramax International, Inc.
300 Research Drive
Suite 400
Norcross, Georgia 30092
ATTN: Corporate Secretary

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
ATTN: Stephen E. Lewis

If to the Executive:	At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

5.    Governing Law and Venue. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of the State of Georgia, without giving effect to the conflicts of law principles thereof. The parties agree that they will not file any action arising out of or relating in any way to this Agreement

EXHIBIT 10.1

other than in the United States District Court for the Northern District of Georgia or the Superior Court of Gwinnett County, Georgia or, at the option of the Company, a state or federal court sitting in the county of Executive’s residence. The parties consent to personal jurisdiction and venue solely within these forums and waive all possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party in any such proceeding. Executive waives any defense to enforcement of the provisions of this Agreement by injunction or otherwise based on claims Executive has or alleges to have against the Company.
6.    Severability. The provisions of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. In the event that a court should determine that any provision of this Agreement is overbroad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement shall be found by a court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement.
7.    Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof. This includes, without limitation, any pre-existing consulting agreements between Executive and the Company.
8.    Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
9.    Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of Holdings or the Company.
10.General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY By:/s/ Michael D. Lundin Name: Michael D. Lundin Title:Chairman
EXECUTIVE By:/s/ Richard Brown Name: Richard Brown

EXHIBIT 10.1

Exhibit A
[current boards to be scheduled]

EXHIBIT 10.1

Exhibit B
SEPARATION AGREEMENT AND FULL RELEASE

WHEREAS, Richard Brown (“EXECUTIVE”) was employed by Euramax International, Inc. (“EMPLOYER”), under that certain Employment Agreement dated ___________, 2015, and

WHEREAS, EXECUTIVE’s employment under the Employment Agreement ceased on _____________________, and

WHEREAS, the Employment Agreement provides that EXECUTIVE shall become entitled to certain benefits on the condition that EXECUTIVE sign this Separation Agreement and Full Release (the “Release Agreement,”), and EXECUTIVE acknowledges that he would not be entitled to receive those benefits absent execution of this Agreement, it is hereby,

AGREED AS FOLLOWS:

1.    Termination of Employment

EXECUTIVE agrees that his employment relationship with EMPLOYER terminated effective _____________________ (the date of “Termination of Employment”), whereupon all benefits, privileges and authorities related thereto ceased, except as set forth herein.

2.    No Admission by EMPLOYER

EMPLOYER and EXECUTIVE agree that the entry of the parties into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of EMPLOYER.

3.	Future Cooperation

EXECUTIVE agrees that, notwithstanding EXECUTIVE’S termination on the date specified above, EXECUTIVE will make himself available upon reasonable notice to EMPLOYER or its designated representatives for the purposes of: (1) providing information regarding the projects and files on which EXECUTIVE worked for the purpose of transitioning such projects, and (2) providing information and/or testimony regarding any other matter, file, project and/or client with whom EXECUTIVE was involved while employed by EMPLOYER.

4.    Consideration

In consideration for the full release of all claims by EXECUTIVE and other obligations of EXECUTIVE contained herein, EMPLOYER agrees to pay EXECUTIVE the compensation set forth in Section 3.2 of the Employment Agreement after execution and non-revocation of this Agreement within the periods set forth herein. All such payments shall be subject to ordinary and lawful deductions and withholdings, and shall begin on the first pay period that is at least five days after the release is signed and the applicable revocation period has expired.

EXHIBIT 10.1

5.    Other Benefits

Nothing in this Agreement shall:

a.	alter or reduce any vested, accrued benefits EXECUTIVE may have to any pension benefits to which EXECUTIVE may be entitled under any retirement or 401(k) plan established by EMPLOYER;

b.
affect EXECUTIVE's right (if any) to elect and pay for continuation of EXECUTIVE’s health insurance coverage under the Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (C.O.B.R.A.).

c.	affect the right of EXECUTIVE to seek unemployment benefits or any other right which is not waivable under applicable law.

6.	EXECUTIVE'S Full Release of All Claims Against EMPLOYER

In consideration for the undertakings and promises of EMPLOYER set forth in this Agreement, EXECUTIVE (including EXECUTIVE’S heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless EMPLOYER (including its corporate affiliates, officers, directors, employees, agents, insurers and attorneys as individuals; and the successors and assigns of each) (collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as "Released Claims"), that EXECUTIVE had, has, or might claim to have against RELEASEES at the time EXECUTIVE executes this Agreement, whether presently known or unknown to EXECUTIVE, including but not limited to any and all Released Claims:

a.	arising from EXECUTIVE's employment, pay, bonuses, vacation or any other EXECUTIVE benefits, and other terms and conditions of employment or employment practices of EMPLOYER;

b.	arising out of or relating to the termination of EXECUTIVE's employment with EMPLOYER or the surrounding circumstances thereof;

c.	arising out of or relating to payment of any attorney’s fees for EXECUTIVE;

d.
based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

e.	based on any contract, tort, whistleblower, personal injury or wrongful discharge theory or other common law theory.

EXHIBIT 10.1

7.    EXECUTIVE's Covenant Not to Sue or Accept Recovery
EXECUTIVE covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against EMPLOYER. EXECUTIVE further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

8.	Confidentiality of Agreement Terms

Except as otherwise expressly provided in this paragraph, EXECUTIVE agrees that the terms, conditions and amount of consideration set forth in this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by EXECUTIVE to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) EXECUTIVE may tell prospective employers the dates of EXECUTIVE’s employment, positions held, evaluations received, EXECUTIVE’s duties and responsibilities and salary history with EMPLOYER; (c) EXECUTIVE may disclose the terms and conditions of this Agreement to EXECUTIVE’s attorneys and tax advisers; and (d) EXECUTIVE may disclose the terms of this Agreement to EXECUTIVE’s spouse, if any; provided, however, that any spouse, attorney or tax adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and EXECUTIVE will be responsible for any breaches of this confidentiality provision by his spouse, attorneys or tax advisers to the same extent as if EXECUTIVE had directly breached this agreement.

9.    Survival of Employment Agreement Terms:

As previously acknowledged, EXECUTIVE is party to the Employment Agreement with the EMPLOYER. EXECUTIVE acknowledges that certain provisions of that Agreement impose post-termination restrictions on his activities, including but not limited to Section 4. These provisions and any provisions relating to enforcement of these provisions contained in the Employment Agreement remain in effect according to their terms and are unaffected by this Agreement.

10.    No Harassing or Disparaging Conduct

EXECUTIVE further agrees and promises that EXECUTIVE will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at EMPLOYER, the activities of EMPLOYER, or the Releasees at any time in the future. Provided, however, this provision may not be used to penalize EXECUTIVE for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a Court or government agency of competent jurisdiction.

11.    Construction of Agreement and Venue for Disputes

This Agreement shall be deemed to have been jointly drafted by the Parties, and shall not be construed against any Party. It shall be governed by the law of the State of Georgia, and the parties

EXHIBIT 10.1

agree that any actions arising out of or relating to this Agreement or EXECUTIVE’S employment with EMPLOYER must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Fulton County, Georgia, or, at the option of the EMPLOYER, the county of EXECUTIVE’s residence. The Parties consent to the personal jurisdiction and venue of such courts and waive all possible objections thereto. [CONFORM TO VENUE AND LAW PROVISIONS OF EMPLOYMENT AGREEMENT]

12.    Severability and Modification

The Parties agree that construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. The Parties further authorize any Court reviewing the enforceability of these covenants to modify such covenants or enforce them only to the extent the Court determines is reasonable. If any covenant or clause shall be found unenforceable and incapable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement.

13.	No Reliance Upon Other Statements

This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

14.	Entire Understanding

The parties acknowledge that this Agreement and the Employment Agreement contain the entire understanding of the parties with respect to the terms of discontinuing EXECUTIVE’S relationship with EMPLOYER, and that this Agreement may not be modified other than in a writing signed by the parties hereto.

15.	No Waiver

Any failure by any Party to enforce any of their rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

16.	Full and Knowing Release

By signing this Agreement, EXECUTIVE certifies that:

a.	EXECUTIVE has carefully read and fully understands the provisions of this Agreement;

b.	EXECUTIVE was advised by EMPLOYER in writing, via this Agreement, to consult with an attorney before signing this Agreement;

c.    EMPLOYER hereby allows EXECUTIVE a reasonable period of time of 21 days from its initial presentation to EXECUTIVE to consider this Agreement before signing it, should EXECUTIVE so desire; and,

EXHIBIT 10.1

d.	EXECUTIVE agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

17.    Revocation of Agreement

EXECUTIVE may revoke this Agreement within seven (7) calendar days after signing it. To be effective, such revocation must be in writing and sent to [INSERT CONTACT INFORMATION]. Delivery may be made by hand, by commercial overnight delivery service, by facsimile, or by mailing via the U.S. mail on or before the seventh day following EXECUTIVE’S execution of this Agreement.

IN WITNESS WHEREOF the undersigned hereunto set their hands to this Agreement on the dates written below.

Executed this _____ day of ___________________, _________.

EXECUTIVE	EMPLOYER

    ________________________________
Richard Brown                By: ____________________________
[Title], Euramax International, Inc.

EXHIBIT 10.1

Exhibit C

[Reserved]